SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2013

___________________

LIVINGVENTURES, INC.

(Exact name of registrant as specified in Charter)

Florida	000-52918	90-0866368
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2200 Lucien Way

Suite 350, Maitland FL 32751

(Address of Principal Executive Offices)

407-875-9989

(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Directors or Certain Officers; Appointment of Certain Officers

In September 2012, the Company acquired International Care Management Services (U.S. and Canada), allowing the Company to add senior housing management and consulting to its real estate development business. The acquired companies now operate under the name of LivingVentures Management, LLC.  Since the acquisitions were completed, management and the Board have been working to integrate the acquired companies into its existing business in real estate acquisition and development. Having sufficiently completed this effort over the past nine months, the Board and management determined that it would be best to consolidate operations and corporate headquarters into the Company’s Fort Myers, Florida office, where LivingVentures Management is now based.

Accordingly, the Maitland, Florida office will be closed and the duties of previous corporate management and staff are being reassigned. The Board expects to reduce its corporate overhead expenses following these changes.

Effective July 31, 2013, Richard A. Asta has resigned his positions as Chief Executive and Chief Financial Officer of the Company. Mr. Asta remains a significant shareholder and will serve on several boards of subsidiary companies of LivingVentures, Inc. David B. Edwards will assume his role as Chief Executive Officer and Joseph Bickley will become Chief Financial Officer of the Company. Messrs. Edwards and Bickley previously held similar positions in LivingVentures Management, LLC. Executive Chairman, C. Geoffrey Hampson, will assume certain corporate responsibilities previously handled by Mr. Asta as well.

Also in connection with these management changes, G. Richard Hostetter has resigned, effective July 31, 2013, as General Counsel of LivingVentures, Inc.  This position will remain unfilled for the time being. Mr. Hostetter is also a significant shareholder of the Company and will serve on the same boards of subsidiary companies with Mr. Asta. Both Messrs. Asta and Hostetter have agreed to assist with these changes to assure a smooth transition.

In addition, David B. Edwards will become a member of the Board of Directors of the Company, filling the vacancy left by the passing of Donald Mitchell earlier this year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report be signed on its behalf by the undersigned hereunto duly authorized.

LivingVentures, Inc.

By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson
Executive Chairman

Dated: July 31, 2013

3